Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Agreement”), dated as of May 1, 2006, by and between ROBERT R. HILL, JR., an individual resident of Richland County, South Carolina (“Employee”), and SCBT FINANCIAL CORPORATION, a bank holding corporation organized under the laws of South Carolina (the “Company”).

Background Statement

Employee and the Company are entering into this agreement to establish certain terms of Employee’s employment with the Company, and are amending and restating the Employment Agreement between the Company and Employee dated the 30th day of September, 1999 in order to, among other things, extend the term of that Agreement and provide additional benefits to Employee. The board of directors of the Company (the “Board”) believes it is in the best interest of the Company and its subsidiaries to restrict competition with the Company and its subsidiaries by key management personnel upon termination of their employment.

Statement of Agreement

In consideration of the mutual covenants herein, Employee and the Company agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2. Term of Employment. The term of Employee’s employment hereunder shall commence immediately upon the date hereof and shall continue until the third anniversary of the date hereof, unless terminated earlier as provided in Section 6 or 7 hereof (the “Term”); provided, however, that on each anniversary date of this Agreement, the Term shall be extended for one year (so that on each anniversary date the Term will be three years) unless at least sixty (60) days prior to any such anniversary date either party gives to the other notice in writing of non-renewal.

3. Position and Responsibilities. During the period of employment hereunder, Employee shall serve as, and with the title, office, and authority of, President and Chief Executive Officer of the Company and Chief Executive Officer of South Carolina Bank and Trust, N.A. (the “Bank”), and shall report to the Board and the board of directors of the Bank (the “Bank Board”). Employee shall have the duties, responsibilities, rights, power and authority as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank that may from time to time be delegated or assigned to him by the Board and the Bank Board.

NOTICE

THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT TO THE UNIFORM ARBITRATION ACT AS ADOPTED IN SOUTH CAROLINA AT SECTION 15-48-10 THROUGH SECTION 15-48-240, SOUTH CAROLINA CODE OF LAWS (1976, AS AMENDED).

4. Duties. During the period of employment hereunder, Employee shall devote substantially all of his business time, attention, skills and efforts to the business of the Company and the Bank and the faithful performance of his duties and responsibilities hereunder. Employee shall be loyal to the Company and the Bank and shall refrain from rendering any business services to any person or entity other than the Company and its affiliates without the prior written consent of the Company. Employee may, and is encouraged to, participate in such civic, charitable, and community activities that do not substantially interfere with the performance of his duties under this Agreement. Employee shall be permitted to make private investments so long as these investments do not materially and adversely affect his employment hereunder.

5. Compensation and Benefits. For all services rendered by Employee to the Company hereunder, the Company shall compensate Employee as follows:

(a) Base Salary. During the period of employment hereunder, the Company shall pay Employee an annual salary (as increased by the Company from time to time in its sole discretion, the “Base Salary”) of $300,000 per year, subject to applicable federal and state income and social security tax withholding requirements. The Base Salary shall be payable in accordance with the Company’s customary payroll practices.

(b) Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement. Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies and procedures as established from time to time.

(c) Vacation and Sick Leave. Employee shall be provided with vacation and sick leave in accordance with the Company’s policies and procedures for senior executives as established from time to time.

(d) Employee Benefit Plans. During the period of employment hereunder, Employee shall be entitled to participate in the employee benefit plans of the Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other senior executives.

(e) Incentive Bonus Plans. During the period of employment hereunder, Employee shall be entitled to participate in the Company’s incentive-based bonus plans, applicable to his employment position, in accordance with both the terms and conditions of such plans and the Company’s policies and procedures as established from time to time.

(f) Other Fringe Benefits. During the period of employment hereunder, the Company shall (i) provide Employee with the use of an automobile, (ii) reimburse Employee for the expense of his attendance at such meetings and conventions as may be approved by the Board, and (iii) reimburse Employee for Country Club and such other dues and fees as may be approved by the Board.

(g) Total Compensation. Employee’s Base Salary, the greater of Employee’s annual bonus for the fiscal year preceding the fiscal year in which Employee’s employment terminates or the average bonus for the five years preceding the year of termination, Employee’s health, medical and dental insurance, and the fringe benefits provided in Subsection (f) of this Section 5 (or a lump sum payment equal to the value of such benefits without commutation to present value) are together hereinafter referred to as Employee’s “Total Compensation.” Total Compensation does not include any payments under the Company’s long term incentive program paid in Company common stock.

6. Termination of Employment.

(a) Termination Upon Death, Disability, or For Cause. The Company shall have the right to terminate Employee’s employment hereunder upon the death or Disability (as defined below) of Employee or for Cause (as defined below). If Employee’s employment is terminated upon Employee’s death or Disability, the Company will pay to or for the benefit of Employee or his estate an amount equal to Employee’s Total Compensation for the twelve month period preceding death or Disability in equal monthly installments during the twelve month period following death or Disability or in a lump sum as determined by the Board in its discretion (but without any reduction for commutation to present value), and in the case of Disability the Company will continue Employee’s health, medical, and dental insurance coverages for such twelve month period on the same basis as in effect on the date of Disability. If Employee’s employment is terminated for Cause, the Company shall have no further obligation to Employee under this Agreement. Termination for Disability or for Cause shall be effective immediately or upon notice to Employee of such termination as may be determined by the Board. For purposes of this Agreement:

(i)“Disability” means “disability” (as defined under the Company’s disability insurance policy maintained for Bank executives from time to time) suffered by Employee for a continuous period of at least six months or any impairment of mind or body that is likely to result in a “disability” of Employee for more than three months during any twelve-month period.

(ii)“Cause” means: (A) the repeated failure of Employee to perform his responsibilities and duties hereunder after Employee has been given written notice by the Chairman of the Board specifying in general the reasons Employee is failing to perform his duties and responsibilities hereunder, (B) the commission of an act by Employee constituting dishonesty or fraud against the Company or any of its affiliates; (C) the conviction for or the entering of a guilty or no contest plea with respect to a felony; (D) habitual absenteeism, reporting to work under the influence of alcohol or unlawful use of controlled substances; or (E) the commission of an act by Employee involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or any of its affiliates.

In the event of the termination of Employee’s employment for Cause under this Section 6(a), Employee shall be entitled only to the Base Salary earned through the date of termination.

(b) Termination Without Cause. The Company shall have the right to terminate Employee’s employment at any time and for any reason subject to the provisions of this Section 6(b). In the event that the Company shall terminate Employee’s employment for any reason other than as provided in Section 6(a), the Company shall as its sole obligation hereunder continue to pay to Employee his Total Compensation, subject to applicable federal and state income and social security tax withholding requirements and in accordance with the Company’s customary payroll practices, and shall continue Employee’s health, medical and dental insurance and other benefits on the same basis as in effect at the time of termination, in each case during the twelve month period following termination. In addition, Employee shall receive compensation for two years for Employee’s covenant not to compete with the Company as provided in Section 9(f) below.

(c) Termination by Employee for Good Reason. Employee shall have the right to terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within thirty days after Employee notifies the Company in writing of the existence of such circumstances as hereinafter provided:

(i) the assignment to Employee of any duties, functions or responsibilities other than those contemplated by Section 3 hereof or materially inconsistent with the position with the Company that Employee held immediately prior to the assignment of such duties or responsibilities or any adverse alteration in the nature or status of Employee’s responsibilities or the condition of Employee’s employment from those contemplated in Section 3 hereof;

(ii) a reduction by the Company in Employee’s total compensation as in effect on the date hereof or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Company;

(iii) the relocation of the Company’s headquarters to a location more than fifty miles from its current location in Columbia, South Carolina, or the Company’s requiring Employee to be based anywhere other than the Company’s offices at such location, except for required travel on Company business;

(iv) the failure by the Company to pay Employee any portion of Employee’s compensation within the time guidelines established pursuant to standard Company policies, or any other material breach by the Company of any other material provision of this Agreement; or

(v) the giving of notice by the Company of non-renewal of this Agreement pursuant to Section 2 hereof.

Employee shall notify the Company in writing that he believes that one or more of the circumstances described above exists, and of his intention to terminate this Agreement for Good Reason as a result thereof, within sixty days of the time that he gains knowledge of such circumstances. Employee shall not deliver a notice of termination of this Agreement until thirty days after he delivers the notice described in the preceding sentence, and Employee may do so only if the circumstances described in such notice have not been corrected in all material respects by the Company.

In the event Employee terminates his employment pursuant to this Section 6(c) for Good Reason, and subject to Section 7(a) below in the event of termination within three years after a Change of Control, the Company shall continue to pay to Employee his Total Compensation, subject to applicable federal and state income and social security tax withholding and in accordance with the Company’s customary payroll practices, and shall continue Employee’s health, medical and dental insurance and other benefits on the same basis as in effect at the time of such termination, in each case during the twelve month period following termination of employment. In addition, Employee shall receive compensation for two years for Employee’s covenant not to compete with the Company as provided in Section 9(f) below.

(d) Termination by Employee without Good Reason. Employee shall have the right at any time voluntarily to terminate his employment and this Agreement, in which case (except as otherwise provided in Section 6(c) above) Employee shall be entitled only to Employee’s Base Salary through the date of termination, plus Employee’s Total Compensation for two years for Employee’s covenant not to compete with the Company as provided in Section 9(f) below.

(e) Resignation from Boards. Upon termination of Employee’s employment for any reason, Employee by execution of this Agreement resigns as a member of the Board and the Bank Board, such resignation to be effective immediately at the time Employee’s employment terminates.

7. Change of Control.

(a) If

(i) a Change of Control (as defined below) occurs during the Term of this Agreement or any extension thereof, and

(ii) (A) Employee’s employment is terminated in anticipation of a Change of Control, or (B) Employee is employed by the Company or an affiliate thereof at the time such Change of Control occurs, and at any time during the three-year period following such Change of Control,

(1) Employee is given notice of non-renewal of this Agreement pursuant to Section 2 hereof, or his employment is terminated by the Company or an affiliate or successor thereof for any reason other than for death, Disability or Cause, or

(2) Employee terminates his employment during the Window Period, as hereinafter defined, for any reason other than death or Disability, or Employee terminates his employment for Good Reason,

the Company (or its successors) shall pay Employee, or his beneficiary in the event of his subsequent death, subject to applicable federal and state income, social security and other employment tax withholding, an amount (the “Change of Control Payment”) equal to .99 times Employee’s Total Compensation in effect at the date of termination of employment.

The Change of Control Payment is in lieu of and not in addition to any payments provided for under Section 6 of this Agreement, but the Change of Control Payment is in addition to the payment for Employee’s covenant not to compete provided for under Section 9(f) of this Agreement. The Change of Control Payment shall be paid in a lump sum at the time of termination without any reduction for commutation to present value.

(b) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(b) (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive (to the extent not paid directly by the Company as withholding taxes) an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes) with respect to Payments including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

All determinations required to be made under this Section 7(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm (the “Accounting Firm”) conducting the audit of the Company at the time in question; provided, however, that the Accounting Firm shall not determine that no Excise Tax is payable by the Employee unless it delivers to the Employee a written opinion (the “Accounting Opinion”) that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. In the event that the Accounting Firm has served, at any time during the two years immediately preceding a Change of Control, as accountant or auditor for the individual, entity or group that is involved in effecting or has any material interest in a Change of Control, the Employee shall appoint a nationally recognized accounting firm that is reasonably acceptable to the Company to make the determinations and perform the other functions specified in this Section 7(b) (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Within fifteen days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company, the Accounting Firm shall make all determinations required under this Section 7(b), shall provide to the Company and the Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Accounting Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to the Employee. Any Gross-Up Payment, as determined pursuant to this Section 7(b), shall be (i) paid by the Company to taxing authorities to the extent required by applicable law and (ii) to the extent not so paid and not required to be so paid in the future, paid by the Company to the Employee at such times as the Accounting Firm determines that the related tax payments by the Employee are due. Subject to the remainder of this Section 7(b), any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in this Section 7(b) that the Employee is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

The Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty days after the Employee actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Employee to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Employee under this Section 7(b) except to the extent that the Company is materially prejudiced in the defense of any such claim as a direct result of such failure. The Employee shall not pay such claim prior to the expiration of the thirty day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i) give the Company any information reasonably requested relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Employee;

(iii) cooperate with the Company in good faith to effectively contest such claim; and

(iv) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(b), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, the Company’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Section 7(b), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(c) For purposes of this Agreement, “Window Period” shall mean the thirty-day period immediately following elapse of six months after the occurrence of any Change of Control (as defined below).

(d) For purposes of this Agreement, “Change of Control” means the occurrence of one of the following:

(i) any “person” (as that term is used in Sections 13(d)(1) of the Securities Exchange Act of 1934, as amended) becomes the owner (as determined pursuant to the provisions of Section 13(d) of the Securities Exchange Act of 1934, without regard to the requirements set forth in Section 13(d)(1) in regard to registration), directly or indirectly, of 50% or more of the common voting stock of the Company or the Bank or their respective successors other than (A) with respect to the Bank and its successors, the Company or any of its successors, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) Employee or a group of persons including Employee, and (D) an underwriter or group of underwriters owning shares of common voting stock in connection with a bona fide public offering of such shares and the sale of such shares to the public;

(ii) there shall be any consolidation or merger of the Company or the Bank as a result of which the holders of 50% or more of the voting capital stock (if any) of the surviving corporation immediately after the transaction were not holders of voting capital stock of the Company or the Bank, as the case may be, immediately prior to the transaction;

(iii) there occurs the sale or transfer of all or substantially all of the assets of the Company or the Bank or the liquidation or dissolution of the Company or the Bank; or

(iv) individuals who constitute the Board as of the effective date of this Agreement (the “Incumbent Board”), cease for any reason (including but not limited to a change mandated by any statute or regulation) to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Board shall be a member of the Incumbent Board; except that any individual elected to the Board whose initial election occurs as a result of any actual or threatened election contest that is or would be subject to the provisions of Rule 14a-11 under the Securities Exchange Act of 1934, shall not be deemed to be a member of the Incumbent Board.

8. Confidential Information. Employee acknowledges that during, and as a result of, Employee’s employment with the Company and the Bank, Employee will acquire, be exposed to and have access to, material, data and information of the Company and its affiliates and/or its customers, suppliers or clients that is confidential or proprietary. At all times, both during and after the period of employment hereunder, Employee shall keep and retain in confidence and shall not disclose, except as required in the course of Employee’s employment with the Company and the Bank, to any person or entity, or use for his own purposes, any of this proprietary or confidential information. For purposes of this Section 8, such information shall include, but shall not be limited to: (i) the Company’s or the Bank’s standard operating procedures, processes, know-how and technical and product information, any of which is of value to the Company or the Bank and not generally known by the Company’s or the Bank’s competitors or the public; (ii) all confidential information obtained from third parties and customers concerning the business of the Company or its affiliates, including any customer lists or data; and (iii) confidential business information of the Company or its affiliates, including marketing and business plans, strategies, projections, business opportunities, client lists, sales and cost information and financial results and performance. Such information shall not include information that is disclosed pursuant to issuance of legal process or regulatory action, information that is in the public domain, or information disclosed to Employee by a person who has no duty to the Company or its affiliates to keep the information confidential. Employee acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect indefinitely, or until the Company has released any such information into the public domain, in which case Employee’s obligation hereunder shall cease with respect only to such information so released.

9. Noncompetition.

(a) Noncompetition. Employee shall not take any of the following actions during the applicable Noncompetition Period (as defined below):

(i) Become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (each, a “Company Affiliate”) in the business of providing traditional banking services or other services provided by the Company and its affiliates during the Term.

(ii) Solicit or attempt to solicit, for competitive purposes, the business of any of the clients or customers of any Company Affiliate, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with any Company Affiliate in any fashion; or

(iii) Induce or attempt to induce any employee of any Company Affiliate to leave the Company for the purpose of engaging in a business operation that is competitive with the Company.

(b) Noncompetition Period. For purposes of this Section 9 “Noncompetition Period” shall mean the period of employment hereunder and the period commencing on the date of termination of employment and ending twenty four months thereafter; provided, however, that in the event Employee is terminated for Cause pursuant to the provisions of Section 6(e) hereof, the Noncompetition Period shall mean the period commencing on the date of termination and ending twelve months thereafter.

(c) Geographic Scope. The restrictions on competition and solicitation set forth in this Section 9 shall apply to any county in the State of South Carolina or in any other state in which the Company or a Company Affiliate is conducting business operations during the Noncompetition Period. However, the restrictions are intended to apply only with respect to personal activities of Employee within any such county and shall not be deemed to apply if Employee is employed by a corporation that has branch offices within any such county but Employee does not personally work in or have any business contacts with persons in such county.

(d) Providing Copy of Agreement. Employee shall provide a copy of this Agreement to any person or entity with whom Employee interviews that is in competition with the Company during the Noncompetition Period.

(e) Obligations Survive. Employee’s obligations under this Section 9 shall survive any termination of his employment with the Company.

(f) Payment for Noncompetition. In addition to the payments to Employee provided by Sections 6(b) (the Company’s termination of Employee without Cause), 6(c) (termination of employment by Employee for Good Reason), 6(d) (Employee’s voluntary termination of employment), or 7 (termination of employment after a Change of Control), Employee shall be paid for not competing with the Company as above provided Employee’s Total Compensation in effect at the time of termination of his employment for a period of two years, such payment to be made in two equal lump sum payments with no reduction for commutation to present value, with the first payment of one-half the total amount to be paid to be made at the time of termination of Employee’s employment and the second payment of one-half the total amount to be paid to be made on the first anniversary of termination of Employee’s employment.

10. Company’s Right to Obtain an Injunction. Employee acknowledges that the Company will have no adequate means of protecting its rights under Sections 8 and 9 other than by securing an injunction. Accordingly, Employee agrees that the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. Employee acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Section 10 shall prohibit the Company from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

11. Waiver of Rights. In consideration of the employment offered hereunder and the payments made pursuant to Section 5 and the other terms of this Agreement, Employee acknowledges that the Employment Agreement dated September 30, 1999, between Employee and the Company is hereby terminated, and Employee forever waives, releases and discharges the Company, any Company Affiliate, and any of their subsidiaries, shareholders or affiliates and any of their successors and assigns from any claims, rights and privileges under such agreement.

12. General Provisions.

(a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by the Company and supersedes any and all prior employment or compensation agreements between the Company and Employee.

(b) Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the Company’s prior written consent; provided, however, that nothing shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or Disability, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their permitted successors and assigns.

(d) Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(e) Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein. Employee shall submit to any medical or other examination and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(f) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court, or jury, as the case may be, determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of the Employee.

(g) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to the Company, to the Company’s secretary) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to his last known residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or the Company may designate in writing at any time or from time to time to the other party in accordance with this Section.

(h) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Section 12(h) cannot be waived except in writing signed by both parties.

(i) Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of South Carolina.

(j) Arbitration. This contract is subject to arbitration pursuant to the Uniform Arbitration Act, as adopted in South Carolina at Section 15-48-10 through Section 15-48-240, South Carolina Code of Laws (1976, as amended). Any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach thereof, which is not settled by agreement among the parties, shall be settled by arbitration in Columbia, South Carolina, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction. All expenses (including, without limitation, legal fees and expenses) incurred by Employee in connection with, or in prosecuting or defending, any claim or controversy arising out of or relating to this Agreement following a Change of Control shall be paid by the Company, unless Employee fails to prevail in any such claim or controversy and the Company receives a written opinion of independent legal counsel, selected by the Board of Directors of the Company, to the effect that such expenses were not incurred by Employee in good faith. Pending any such determination, such expenses shall be paid by the Company on a monthly basis, upon an undertaking by Employee to repay to the Company amounts so advanced if Employee fails to prevail in any such claim or controversy, and it should be thus determined that the expenses were not incurred by Employee in good faith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SCBT FINANCIAL CORPORATION

Date approved: November 1, 2006

By:	/s/ Robert R. Horger
Robert R. Horger
Chairman of the Board

EMPLOYEE

/s/ Robert R. Hill, Jr.
Robert R. Hill, Jr.